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                                              EXHIBIT 23(a), Page 1 of 1


                     CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Norfolk Southern Corporation:

We consent to incorporation by reference in Registration Statement
No. 333-67937 on Form S-3 and Registration Statements Nos. 33-61317, 33-52031, 333-40993, 333-78939 and 333-71321 on Form S-8 of Norfolk
Southern Corporation of our report dated January 25, 2000, relating to the consolidated balance sheets of Norfolk Southern Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows, and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, Annual Report on Form 10-K405 of Norfolk Southern Corporation.






/s/ KPMG LLP
KPMG LLP
Norfolk, Virginia

March 1, 2000